Exhibit 21

                              LIST OF SUBSIDIARIES


Name of Subsidiary                                  Jurisdiction of Organization
------------------                                  ----------------------------

Spear & Jackson plc                                         England
Bowers Group plc                                            England
Offertower plc                                              England
Magnacut Limited                                            England
Coventry Gauge Limited                                      England
Neill Tools Limited                                         England
James Neill Holdings Limited                                England
Eclipse Magnetics Limited                                   England
Markbalance plc                                             England
Spear & Jackson Holdings Limited                            England
Societe Neill France S.A.                                   France
Spear & Jackson Garden Products Limited                     England
Spear & Jackson France S.A.                                 France
James Neill Canada, Inc.                                    Canada
Spear & Jackson (Australia) Pty Limited                     Australia
Spear & Jackson (New Zealand) Limited                       New Zealand
James Neill USA, Inc.                                       Illinois
Bowers Metrology Limited                                    England
Bowers Metrology (UK) Limited                               England
CV Instruments Limited                                      England
Spear & Jackson, Inc.                                       Florida
S and J Acquisition Corp.                                   Florida
Mega Tools Ltd                                              Canada
Megatools USA, Inc.                                         Washington
CV Instruments Europe BV                                    The Netherlands
Bowers Eclipse Equipment Shanghai Co. Limited               China